FOR IMMEDIATE RELEASE

April 18, 2013

NORWOOD FINANCIAL CORP. ANNOUNCES 10% STOCK DIVIDEND

Honesdale, Pennsylvania-April 18, 2013.

Norwood Financial Corp. (the “Company”) (Nasdaq Global Market:  “NWFL”), the bank holding company of Wayne Bank, announced that the Company’s Board of Directors had declared a 10% stock dividend.  The stock dividend is payable on June 3, 2013, to stockholders of record as of May 15, 2013.
Lewis J. Critelli, President of the Company, stated that the Board of Directors “was pleased to declare this dividend as another method to increase shareholder value in the Company and also increase the liquidity of the stock.  As a result of the Board’s action, the outstanding shares of the Company’s common stock will increase by approximately 330,112 shares, from 3,291,410 shares outstanding to 3,621,522 shares outstanding.  Shareholders will receive cash in lieu of fractional shares.”
Norwood Financial Corp., through its subsidiary Wayne Bank, operates sixteen offices in Wayne, Pike, Monroe and Lackawanna Counties, Pennsylvania.  The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements.  When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected.  Those risks and uncertainties include changes in federal and state laws, changes in interest rates, risks associated with the acquisition of North Penn Bancorp, Inc., the ability to control costs and expenses, demand for real estate and general economic conditions.  The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.